Exhibit 99.1
January 3, 2008
Dear Shareholders (and friends) of AssuranceAmerica,
The MGA/Carrier’s Gross Premiums Produced reached $90.0 million through November, an increase of 23% over prior year, with year-to-date revenue up 19%.
The Retail agencies continue to be impacted negatively due to the Florida Personal Injury Protection (PIP) issue in Florida, but on January 1st mandatory coverage will be back into effect. Also, some of our agencies will begin marketing additional coverages in the first quarter of 2008, including home owners, renters, and small commercial. We expect a rebound from 2007 in 1st Quarter 2008, although to what extent is unclear.
Following is our report for November and year-to-date results.

	November (Unaudited)
	Current Month			Year to Date
	2007	2006	Change	2007	2006	Change
	(In $1,000)%			(In $1,000)%
• Gross Premiums Produced[1]*	$10,303	$9,726	6%	$127,052	$132,777	(4)%
• MGA/Carrier Gross Premiums Produced [1,2]	$7,000	$5,421	29%	$90,661	$73,506	23%
• MGA/Carrier Revenues [2]	$4,270	$3,340	28%	$48,601	$40,700	19%
• Retail Agencies Gross Premium Produced [1,2] *	$4,342	$5,116	(15)%	$57,509	$73,074	(21)%
• Retail Agencies Group Revenues [2] *	$644	$853	(24)%	$9,282	$11,420	(19)%
• Company Revenues*	$4,731	$4,050	17%	$53,704	$49,741	8%
• Company Pre-Tax Income before stock option*	$(342)	$71	(582)%	$1,123	$2,964	(62)%
• Company Pre-Tax Income*	$(383)	$23	(1,765)%	$712	$2,657	(73)%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.

[2]	Before intercompany eliminations

*	Current year financial data includes agency acquisitions that may not be included in prior year data
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We wish all of you and us a very healthy and successful 2008. We appreciate your continued interest in AssuranceAmerica Corporation.
Sincerely,

/s/ Guy W. Millner	/s/ Lawrence (Bud) Stumbaugh
Guy W. Millner	Lawrence (Bud) Stumbaugh
Chairman	President and Chief Executive Officer
This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in
AssuranceAmerica Corporation. This document includes statements that may constitute
“forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.